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   Golden Hand Resources Enters into Collaboration with Scientists at Tel-Aviv
          University on Development of Autologous Stem Cell Technology

                Company Names Experienced Biotechnology Executive
                      as President and CEO of New Venture

Tel Aviv, Israel-- (November 9th, 2004) -- Golden Hand Resources Inc. (OTC BB:GDNH.OB), an emerging company in the cell therapy space, has announced the payment of an initial License Fee and R&D installment to Ramot, the technology transfer arm of Tel Aviv University, pursuant to their Research and Licensing Agreement to collaborate on the development of cutting-edge technology for differentiation of bone marrow derived stem cells into functional neuronal-like cells.

      To lead the new venture, Golden Hands Resources has named Dr. Yaffa Beck, as its President and Chief Executive Officer. Dr. Beck has over 22 years experience in the Israeli biotechnology industry and brings extensive management experience, including financing, operations, business development, pre-clinical and clinical development. Most recently, she served as President and CEO of VentuRx Holdings Ltd., her own consulting company, pursuing innovative technologies in the life sciences. She was co-founder and COO of D-Pharm Ltd. and also held management positions at Orgenics Ltd. and Biotechnology General Ltd. Dr. Beck holds a D.Sc. from the University of Pretoria, RSA and a Diploma in Management and Administration from Bradford University (UK).

      "I am very excited about joining the company and am looking forward to a fruitful relationship with the talented researchers at Tel-Aviv University. I am confident that the pioneering achievements of Dr. Daniel Offen and Prof. Eldad Melamed can be developed from the lab to the clinic to bring future benefit to a large number of patients," said Beck. "We believe that adult stem cell therapies are the logical next step in stem cell clinical applications. Stem cells from bone marrow hold the promise to be just as effective as embryonic stem cells, without posing the moral or ethical issues inherent in the use of embryonic tissue. Moreover, by focusing on the development of NurOwnTM, autologous cell transplants derived from the patients' themselves, we can avoid side effects and overcome immune rejection."

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      Golden Hand's NurOwn(TM) technology is based on collaboration between prominent neurologist, Prof Eldad Melamed, Head of Neurology at Rabin Medical Center, and expert cell biologist Dr. Daniel Offen, at the Felsenstein Medical Research Center of Tel-Aviv University. The proprietary technology, to which Golden Hand has an exclusive license, involves induction of bone marrow stromal cells to differentiate into neural-cells, capable of neurotransmitter release.

      "We believe that the ability of these cells to reverse Parkinsonian behaviour upon transplantation into brains of animal models may translate into an effective therapy for Parkinson patients." said Prof. Melamed. "We are pleased to be working with Golden Hand Resources and for the opportunity to have our initial research developed into products that can help mankind," said Isaac Kohlberg, Chief Executive Officer of Ramot. "Also, having worked with Dr. Beck, I am confident of her ability to provide the vision and leadership to lead the company's technology towards clinical feasibility and commercial viability."

      For more information, contact Dr. Yaffa Beck at yaffbeck@zahav.net.il.

About Parkinson's Disease

Parkinson's Disease (PD), which was first described by James Parkinson in 1817 as "the shaking palsy", is a chronic, progressive neurodegenerative disorder, affecting the brain cells responsible for production of dopamine. The symptoms include tremors, rigidity, slowness of movement and impaired balance. Over four million people in the developed world, including as many as 1.5 million Americans, mainly over the age of 65, are diagnosed with PD. That figure is predicted to rise by 10% by 2010. Pharmaceutical treatments of PD with an estimated combined annual market value of $4 billion, are insufficient to meet patient needs. The search for more effective treatments continues.

About Stem Cell Therapy

Stem cells are non-specialized cells with a remarkable potential for both self-renewal and differentiation into cell types with a specialized function, such as muscle, blood or brain cells. Stem cells may be sourced from fetal or embryonic tissue or from adult tissue reservoirs such as bone marrow. Use of embryonic stem cells, has become the center of significant ethical and moral debate. In contrast, use of adult stem cells does not face the same moral or legal controversy. Stem cell therapy aims to "cure" disease by replacing the `diseased' cells with `healthy' cells derived from stem cells. This approach has the potential to revolutionize medicine and, if successful, the implied commercial opportunities are great. Currently, both embryonic stem cells (ESC) and adult stem cells (ASC) are being explored as the potential basis for multiple cell therapy products.

About Gold Hand Resources:

Golden Hand Resources is an emerging company developing neural-like stem cell therapeutic products, NurOwnTM, based on autologous bone marrow derived stromal cells, for treatment of neurodegenerative diseases.

Safe Harbor Statement:

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause Golden Hand Resources' actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, risks associated with Golden Hand Resources' limited operating history, history of losses and expectation to incur losses for the foreseeable future; need to raise additional capital to execute on its business plan; dependence on its license to Ramot's technology and ability to meet its funding and payment obligations included in such license agreement; ability, together with its licensor, to adequately protect the NurOwnTM technology; dependence on key executives who have recently joined the company and on its scientific consultants; ability to identify, negotiate and successfully implement strategic partnering relationships; ability to complete clinical trials successfully and to obtain required regulatory approvals; competition with companies, some of which have greater resources and experience in developing and obtaining regulatory approval for treatments in Golden Hand Resources' market; the limited public trading market for Golden Hand Resources' stock which may never develop into an active market; and other factors detailed in Golden Hand Resources' annual report on From 10-KSB, quarterly reports on Form 10-QSB, current reports on From 8-K and other filings with the Securities and Exchange Commission available at http://www.sec.gov or by request to the Company.

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